Fountainhead Capital Management Limited

December 29, 2009

Vycor Medical, Inc.
80 Orville Drive, Suite 100
Bohemia, New York 11716

Re:	Waiver of (1) Anti-Dilution Rights with respect to Warrant dated December 15, 2006 and (2) Default on Debentures

Ladies and Gentlemen:

The purpose of this letter agreement is to confirm the following agreements by Fountainhead Capital Management Limited (“FCM”) relative to the matters detailed below

Waiver of Anti-Dilution Rights with respct to Warrant Dated December 15, 2006:

On December 15, 2006, Vycor Medical, LLC issued a Warrant (“Warrant”) to FCM’s predecessor, Fountainhead Capital Partners Limited, to purchase 50.22 units Vycor Medical, LLC at an exercise price of $7,965 per unit. Thereafter, Vycor was converted into a Delaware corporation, Vycor Medical, Inc. (“Vycor”) and the Warrant thereafter became exercisable as to 805,931 shares $.50 per share. Effective February 15, 2008, Fountainhead Capital Partners Limited assigned its interest in the Warrant to FCM which assigned one-half of its interest in the Warrant to Regent Private Capital, LLC (“Regent”).

The Warrant contained certain anti-dilution provisions in paragraph 6 thereof which provided for adjustments of the number of warrants upon the occurrence of certain events. By letter agreement dated as of December 21, 2009, FCM agreed to a series of transactions as a part of a restructuring of its and Regent’s relationship with Vycor, including but not limited to an exchange of certain Debentures for common shares of Vycor (the “Restructuring”).

By this letter, FHC confirms that it is waiving any and all of the anti-dilution provisions in paragraph 6 of the Warrant as such may be applicable to the various transactions comprising the Restructuring. Such waiver shall not be effective to any other events detailed in such anti-dilution provisions other than those actions which are specifically related to the Restructuring, and in particular does not affect the price-adjustment provisions of paragraph 11 of the Warrant.

Default on Debentures:

Vycor is in default on certain of its obligations related to certain Debentures issued by Vycor to FHC. As a result of the Restructuring, the maturity dates of all such Debentures are extended to August 30, 2009 and certain other defaults with respect thereto have been cured.

Vycor Medical, Inc.
December 29, 2009

FHC hereby advises Vycor that as of the closing of the Restructuring, Vycor will not be in default of any provisions of said Debentures.

By this letter, FHC confirms that it rescinds any notices of default previously issued on account of said Debentures and waives its right to take any action with respect to any default thereon which may have occurred prior to the date of this letter. Nothing in this letter shall be deemed to waive any default by Vycor which may occur after the date of this letter.

In all other respects, other than as specifically modified in connection with the Restructuring, all other rights and remedies FHC may have with respect to any aspect of its relationship with Vycor shall remain unchanged.

Sincerely,

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED

/s/ Gisele Le Miere, Director
By:	____________________________

/s/ Carole Dodge, Director
By:	____________________________